EXHIBIT 99


                                       for release:       IMMEDIATE
                                      date:   MARCH 4, 1996
                                contact:

NEWS RELEASE


                        EXCEL INDUSTRIES

                          TO ACQUIRE

                     ANDERSON INDUSTRIES, INC.

ELKHART, Ind., Mar. 4--Excel Industries, Inc. (NYSE:EXC) today said it has agreed to purchase all the common shares of Anderson Industries, Inc., a Rockford, Ill. holding company whose main asset is Atwood Industries, Inc., an automotive and recreational vehicle OEM supplier. The two companies have signed a definitive purchase agreement, and subject to approval by the Department of Justice the transaction is expected to close in late March or early April 1996. The purchase price was not disclosed.

     James O. Futterknecht, Jr., Chief Executive of Excel, said that the acquisition of Atwood Industries expands Excel's product lines, increases vehicle content to current customers, and adds new customers. "Atwood, which is a long-time supplier to our markets, complements Excel's strengths," Futterknecht said. "It substantially increases opportunities with the recreational vehicle industry, and it provides new products in the automotive business. Furthermore, it expands our injection molding customer base and broadens those capabilities."

     Atwood manufactures gas ranges, water heaters, furnaces, air conditioners, fifth-wheel systems, seat hardware and other products for the RV, manufactured housing and other non-automotive vehicular markets. It is the largest domestic manual seat track supplier and second-largest door hinge supplier to the car and truck markets. Atwood also makes injection-molded plastic parts for the automotive and consumer electronics markets.

     "This acquisition meets our stated goal of broadening our customer base and adding new products in areas of existing technical strength," Futterknecht said. "In the RV sector, it also expands product offerings to several of our biggest customers." He added that two-thirds of Atwood's automotive business is with Chrysler and General Motors. "As we advised in the past, our automotive marketing plan has been to achieve good customer balance in new programs," Futterknecht said, "and Atwood helps us meet that objective."

     Futterknecht indicated that Atwood will boost budgeted 1996 revenue for Excel to about $900 million dollars. Atwood's sales have grown ten percent annually since 1985 and are expected to be approximately $375 million this year. Atwood Industries employs about 3,700 people at thirteen plants in the Untied States, one plant in Mexico and one plant in Italy.

     Excel Industries is the leading independent designer, manufacturer and supplier of window and door systems to the combined automobile, light truck and van, bus, heavy truck and recreational vehicle markets in North America.

For Further Information:
     COMPANY CONTACT:                  CHICAGO:
     Joseph A. Robinson                William C. Schall
     Secretary/Treasurer               3023 N. Clark St. - #210
  219/264-2131                      312/281-4727

[You can obtain recent investor communications, such as shareholder reports and news releases, by fax from Excel. Call 219/262-9961, ext. 555 and follow recorded instructions.]